Exhibit 10.14

Tingo Group, Inc.

Amendment to 2020 Equity Incentive Plan

WHEREAS, Tingo Group, Inc. (the “Company”) maintains the 2020 Equity Incentive Plan (the “Incentive Plan”);

WHEREAS, the Board of Directors (the “Board”) and the Compensation Committee of the Board has determined that it is in the best interests of the Company to amend the Incentive Plan to increase the maximum number of shares of the Company’s common stock authorized to be issued under the Incentive Plan by 5,000,000, from 20,000,000 to 25,000,000; and

WHEREAS, pursuant to Section 31 of the Incentive Plan, an amendment that materially increases the aggregate number of shares that may be issued under the Incentive Plan generally must be approved by a majority of votes cast by the stockholders of the Company in accordance with applicable stock exchange rules.

NOW, THEREFORE, effective as of the date of approval by a majority of votes cast by the stockholders of the Company in accordance with applicable stock exchange rules, the Incentive Plan is hereby amended in the following particulars:

1.	Section 3(a) of the Incentive Plan is deleted in its entirety and replaced with the following:

(a)	The number of Shares which may be issued from time to time pursuant to this Plan shall be 25,000,000, or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 25 of the Plan, all of which Shares are eligible to be issued as ISOs.

2.	In all other respects the Incentive Plan shall remain unchanged and in full force and effect.